EXHIBIT 99.1

Utah Medical Products, Inc. Reports Financial Performance for First Quarter 2020

Contact: Crystal Rios (801) 566-1200April 23, 2020

Salt Lake City, Utah – In the first calendar quarter (1Q) of 2020, Utah Medical Products, Inc. (Nasdaq: UTMD) attained results consistent with 1Q 2019, despite realizing a negative impact from the public response to the corona virus (COVID-19).

Summary of results.

The following is a summary comparison of 1Q 2020 with 1Q 2019 income statement measures:

Revenues (Sales):	+ 2%
Gross Profit (GP):	+ 1%
Operating Income (OI):	( 6%)
Net Income (NI):	-
Earnings Per Share (EPS):	-

According to CEO Kevin Cornwell,

“In order to provide investors and other stakeholders with as much information as possible from which to make informed decisions, I would like to make the following comments. Despite 1Q 2020 overall higher sales and gross profits, those increases fell short of UTMD’s expectations due to a delay in “elective surgeries” resulting from COVID-19.  Sales of the Filshie Clip System (Filshie devices) worldwide fell precipitously in March, and have continued that way in April.  Filshie device sales were 36% of consolidated UTMD revenues in 2019, and were projected to grow in 2020 as a result of direct to end-user distribution in the US.

Stockholders will recall that UTMD purchased the remaining exclusive U.S. distribution rights of Femcare Ltd’s Filshie devices from CooperSurgical Inc (CSI) in mid-1Q 2019.  Consequently, 1Q 2020 U.S. Filshie device sales were up 83% on a comparative basis with 1Q 2019, but they should have been up more than that since UTMD sold directly for only about half of 1Q 2019 due to normal start-up distribution issues. The most important financial performance impact of the 1Q 2020 U.S. Filshie device sales shortfall was not being able to realize the expected expansion in GP Margin driven by direct end-user sales of Filshie devices in the U.S.  The incremental GP obtained from U.S. Filshie sales in 1Q 2020 did not exceed the 1Q 2020 non-cash expense from amortizing the purchase price paid CSI.  In addition, substantially lower Filshie device sales outside the U.S. (OUS) with higher than average GP Margins than other UTMD sales, further leveraged down in USD terms by weaker foreign currencies, also diminished UTMD’s expected consolidated 1Q 2020 GP Margin.

In addition to delayed Filshie device implantations, we are concerned about patients foregoing other gynecological procedures which use UTMD’s devices which are presently also considered elective, but clearly can have significant health consequences.

But because UTMD’s business is diversified and the current balance sheet is solid, we have the wherewithal to maintain operations. We do not anticipate any shortages of UTMD’s specialty devices. Fortunately, despite current challenges, we can operate exempt from the CARES Act without government support and any restrictions that might go along with that, such as limits on share repurchases and dividends. In other words, I am confident in the Company’s continued viability and the prospect that future stockholder dividends are safe.”

Currencies in this release are denoted as $ or USD = U.S. Dollars; AUD = Australia Dollars; £ or GBP =

UK Pound Sterling; C$ or CAD = Canadian Dollars; and € or EUR = Euros. Currency amounts throughout this report are in thousands, except per share amounts and where noted.

In addition to the late 1Q drop in Filshie device demand, sales in 1Q 2020 were again somewhat hampered by a stronger USD.  Because 26% of consolidated sales (in USD terms) and 32% of consolidated operating expenses (in USD terms) are in foreign currencies, the change in foreign currency exchange (FX) rates for sales and expenses OUS had an impact on period-to-period relative financial results. FX rates for income statement purposes are transaction-weighted averages. The average FX rates from the applicable foreign currency to USD during 1Q 2020 and 1Q 2019 follow:

1Q 20201Q 2019    Change

GBP 1.283 1.304(1.6%)

EUR 1.108 1.134(2.3%)

AUD 0.655 0.713(8.1%)

CAD 0.750 0.753(0.5%)

The weighted average negative impact on all foreign currency sales was 2.6%, reducing reported USD sales by $78 relative to the same foreign currency sales in 1Q 2019.  In constant currency terms, i.e. using the same FX rates as in 1Q 2019, total consolidated 1Q 2020 sales were up $247 (+2.3%).  Further details about revenues follow below.

Profit margins in 1Q 2020 compared to 1Q 2019 follow:

	1Q 2020 (JAN – MAR)	1Q 2019 (JAN – MAR)
Gross Profit Margin (GP/ sales):	62.7%	63.1%
Operating Income Margin (OI/ sales):	35.4%	38.2%
EBT Margin (profits before income taxes/ sales):	36.6%	38.5%
Net Income Margin (NI/ sales):	28.8%	29.2%

Although GP were $63 higher in 1Q 2020 compared to 1Q 2019, UTMD’s average GP Margin was a bit lower. Direct sales of Filshie devices OUS in Canada, France, Ireland, Australia and the UK have higher than average UTMD GP Margins. In addition to UTMD’s GP not benefiting to the extent expected from higher Filshie device sales in the U.S., lower direct sales of Filshie devices OUS had a negative impact on UTMD’s 1Q 2020 GP Margin compared to 1Q 2019.  Nevertheless, UTMD was able to maintain GP Margins of other devices consistent with the prior year because direct labor and manufacturing overhead productivity improvements offset higher direct materials costs.

In addition to the effect of a slightly lower overall GP Margin, UTMD’s OI Margin was reduced by higher expense from amortization of the $21,000 purchase price that UTMD paid CSI in 2019 to acquire the remaining 4.75 years’ exclusive U.S. Filshie distribution rights. The purchase price of CSI’s exclusive distribution rights was recognized as an identifiable intangible asset (IIA) amortized over the remaining life of the former distribution agreement. The amortization expense was $368 lower in 1Q 2019 as it was the initial quarter of distribution rights with only a partial quarter’s amortization. The $368 higher IIA amortization expense in 1Q 2020 resulted in OI that was $238 (5.8%) lower than in 1Q 2019 despite 0.9% higher GP overall.  Non-cash IIA amortization expense in total, including that remaining from the 2011 Femcare acquisition, comprises a significant portion of General & Administrative (G&A) operating expenses reducing OI.  Total IIA amortization expense was 14.8% of 1Q 2020 consolidated sales compared to 11.7% of 1Q 2019 sales.  In other words, UTMD’s OI Margin excluding IIA expense was 50.3% in 1Q 2020 compared to 49.9% in 1Q 2019.

Income Before Tax (EBT) in 1Q 2020 compared with 1Q 2019 was only 3.6% lower, rather than the 5.8% lower OI, because non-operating income (NOI) was $89 higher.  UTMD’s NI in 1Q 2020 was essentially the same as in 1Q 2019 as the result of a combined income tax provision rate in 1Q 2020 of 21.3% compared to 24.1% in 1Q 2019.  About half the lower provision rate was due to a higher portion of EBT in Ireland, with the lowest corporate income tax rate of all UTMD tax sovereignties, and about half due to a lower estimate of GILTI tax in the U.S. compared to the prior year.

UTMD’s March 31, 2020 Balance Sheet, in the absence of debt, remained strong.  Ending Cash and Investments were $39.6 million on March 31, 2020 compared to $42.8 million on December 31, 2019, after using $6.4 million to repurchase 80,000 UTMD shares in the open market in late March, and paying $1.0 million in cash dividends to stockholders during 1Q 2020. Stockholders’ Equity (SE) declined $6.7 million in the three month period from December 31, 2019 because stock repurchases and dividends reduced SE.  The lower converted USD value of fixed assets outside the U.S. (OUS) also reduced SE.  FX rates for Balance Sheet purposes are the applicable rates at the end of each reporting period. The FX rates from the applicable foreign currency to USD for assets and liabilities at the end of 1Q 2020 and the end of 1Q 2019 follow:

3-31-203-31-19    Change

GBP 1.245 1.303 (  4.4%)

EUR 1.102 1.123 (  1.8%)

AUD 0.614 0.710 (13.5%)

CAD 0.708 0.749 (  5.4%)

Sales.

Total consolidated 1Q 2020 UTMD sales were $169 (1.6%) higher than in 1Q 2019. Constant currency sales were $247 (+2.3%) higher. U.S. domestic sales were 11% higher and OUS sales were 10% lower. Because of the relatively short span of time, results for any given three month period in comparison with a previous three month period may not be indicative of comparative results for the year as a whole. Furthermore, forward-looking statements in the current challenging economic environment resulting from the COVID-19 pandemic have a much higher level of uncertainty.

Domestic sales in 1Q 2020 were $6,443 compared to $5,794 in 1Q 2019.  The components of domestic sales include 1) “direct other device sales” of UTMD’s medical devices to user facilities (and med/surg stocking distributors for hospitals), excluding Filshie device sales, 2) “OEM sales” of components and other products manufactured by UTMD for other medical device and non-medical device companies, and 3) “direct Filshie device sales”, which beginning in February 2019 were by UTMD direct to U.S. clinical users. Direct other device sales, representing 52% of total domestic sales, were $125 (4%) lower in 1Q 2020 than in 1Q 2019. OEM sales, representing 21% of total domestic sales, were just $9 (+1%) higher. Direct Filshie device sales were $764 (+83%) higher in 1Q 2020 compared to 1Q 2019.  However, the rate of direct Filshie device sales were 25% lower in March than they were in the first two months of 1Q 2020.

In a very short time period during the first half of April, at possibly the height of concern regarding COVID-19, incoming U.S. orders for  Filshie devices have been running about 60% lower than in the first two months of the year.  Assuming the early April sales rate continues through June would yield $716  in 2Q 2020 direct U.S. Filshie device sales compared to $1,979 in 2Q 2019.  A number of UTMD’s other gynecology/ electrosurgery/ urology devices are likely considered “elective” in the current environment, but unless economic conditions deteriorate to the point where the quality of essential care in general continues to suffer, demand for UTMD’s critical care devices, including devices used in L&D and the NICU, should remain consistent.

OUS sales in 1Q 2020 were $4,459 compared to $4,938 in 1Q 2019. OUS sales invoiced in GBP, EUR, AUD and CAD currencies were $78 lower solely as a result of changes in FX rates.  In other words, at least 16% of the lower OUS sales was due to a stronger USD.  Foreign currency OUS sales in 1Q 2020 were $2,866, which was 64% of all OUS sales and 26% of total consolidated sales.  Foreign currency OUS sales in 1Q 2019 were $3,206, which was 65% of all OUS sales and 30% of total consolidated sales.

In USD terms, OUS Filshie device sales were $513 (19%) lower.  OUS direct end-user sales in USD terms were 26% lower in Ireland, 22% lower in Canada, 12% lower in France, 11% lower in the UK and 9% lower in Australia.  Because all of the OUS direct end-user sales were in foreign currencies, a portion of the decline was due to the stronger USD as noted in the FX rate table above.  Filshie device sales to OUS distributors were 36% lower.

Recognizing a high level of uncertainty, management’s best guess at this point is that 2Q 2020 consolidated revenues may be two-thirds 2Q 2019 revenues.  What happens after that depends in large part not only on when hospitals once again allow so-called elective procedures, but also on when patients again feel confident in going to the hospital without contracting an unwanted disease.

Gross Profit (GP).

GP results from subtracting the costs of manufacturing and shipping products to customers. UTMD’s GP was $63 (0.9%) higher in 1Q 2020 than in 1Q 2019. The benefit of higher Filshie device GP in the U.S. was largely offset by lower GP from lower OUS Filshie device sales.  In addition, because U.S. direct Filshie device sales were not nearly as high as expected prior to the corona virus outbreak, UTMD did not achieve the expansion in its U.S. GP margin that was projected earlier. Otherwise, the Company maintained the productivity of its direct labor and manufacturing overhead costs consistent with the prior 1Q 2019 period.  Employees in manufacturing operations are diligent and committed to work.

Operating Income (OI).

OI results from subtracting Operating Expenses (OE) from GP. OE, comprised of G&A expenses, Sales and Marketing (S&M) expenses and Product Development (R&D) expenses, were $2,973 in 1Q 2020 (27.3% of sales) compared to $2,671 in 1Q 2019 (24.9% of sales). Ignoring the CSI (USD) IIA amortization expense which was $368 higher than in 1Q 2019, OE expenses were $1,868 (17.1% of sales) in 1Q 2020, and  $1,935 (18.0% of sales) in 1Q 2019.  A stronger USD in this instance helped OI performance by reducing OUS OE in USD terms by $20, split by Femcare GBP IIA amortization expense of $8 and all other OUS OE of $12.

Consolidated G&A expenses were $2,419 (22.2% of sales) in 1Q 2020 compared to $2,140 (19.9% of sales) in 1Q 2019. The G&A expenses in 1Q 2020 included $512 (4.7% of sales) of non-cash expense from the amortization of IIA resulting from the 2011 Femcare acquisition, which were $520 (4.8% of sales) in 1Q 2019.  The lower USD amortization expense was the result of the stronger USD, as the Femcare amortization expense in GBP was £399 in both periods. In addition, 1Q 2020 G&A expenses included $1,105 (10.1% of sales) IIA amortization expense resulting from the purchase of the CSI remaining U.S. exclusive Filshie distribution rights, which was $737 (6.9% of sales) in 1Q 2019.  Excluding both Filshie-related non-cash IIA amortization expenses, G&A expenses were $802 (7.4% of sales) in 1Q 2020 compared to $883 (8.2% of sales) in 1Q 2019.  The change in FX rates reduced 1Q 2020 OUS G&A expenses excluding IIA amortization expense by $8. The lower 1Q 2020 constant currency G&A expenses were due to lower U.S. G&A salaries including stock option expense, and lower regulatory consulting expenses in Australia.

S&M expenses were $419 (3.8% of sales) in 1Q 2020 compared to $417 (3.9% of sales) in 1Q 2019. The change in FX rates reduced 1Q 2020 OUS S&M expenses by $4.

R&D expenses in 1Q 2020 were $135 (1.2% of sales) compared to $115 (1.1% of sales) in 1Q 2019. Since almost all R&D is being carried out in the U.S., there was negligible FX rate impact.

In summary, OI in 1Q 2020 was $3,863 (35.4% of sales) compared to $4,102 (38.2% of sales) in 1Q 2019.  The additional $368 CSI IIA amortization expense accounted for the lower OI.

Income Before Tax.

Income before income taxes (EBT) results from subtracting net non-operating expense (NOE) or adding NOI from or to, as applicable, OI.  Consolidated 1Q 2020 EBT was $3,988 (36.6% of sales) compared to $4,137 (38.5% of sales) in 1Q 2019. The $147 (3.6%) lower 1Q 2020 EBT compared to 1Q 2019 was due to the $368 higher CSI IIA amortization expense included in G&A OE.

NOE/NOI includes the combination of 1) expenses from loan interest and bank fees; 2) expenses or income from losses or gains from remeasuring the value of EUR cash bank balances in the UK, and GBP cash balances in Ireland, in USD terms; and 3) income from rent of underutilized property, investment income and royalties received from licensing the Company’s technology. Negative NOE is NOI.  Net NOI in 1Q 2020 was $125 compared to $36 NOI in 1Q 2019.  The difference was due to a $44 remeasured currency gain on foreign currency bank balances in 1Q 2020 compared to a $50 loss in 1Q 2019.

The EBT of Utah Medical Products, Inc. in the U.S. was $2,497 in 1Q 2020 compared to $2,628 in 1Q 2019. The EBT of Utah Medical Products, Ltd (Ireland) was EUR 1,116 in 1Q 2020 compared to EUR 814 in 1Q 2019. The EBT of Femcare Group Ltd (Femcare Ltd., UK and Femcare Australia Pty Ltd) was GBP 148 in 1Q 2020 compared to GBP 585 in 1Q 2019. The 1Q 2020 EBT of Utah Medical Products Canada, Inc. (dba Femcare Canada) was CAD 257 compared to CAD 355 in 1Q 2019. The lower Femcare Group and Femcare Canada EBT was primarily the result of lower Filshie device sales.  The higher UTMD Ireland EBT was primarily due to consistent international trade sales of pressure monitoring kits combined with higher intercompany shipments of Filshie Sterishot kits to Australia and Filshie clips to the U.S. after depletion of the inventory that UTMD acquired from CSI in 2019.

EBITDA is a non-US GAAP metric that measures profitability performance without factoring in effects of financing, accounting decisions regarding non-cash expenses, capital expenditures or tax environments.  Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, 1Q 2020 consolidated EBT excluding the remeasured bank balance currency gain or loss and interest expense (“adjusted consolidated EBITDA”) were $5,772 (+1.9%) compared to $5,665 in 1Q 2019.  UTMD’s adjusted consolidated EBITDA as a percentage of sales was 52.9% in 1Q 2020 compared to 52.8% in 1Q 2019.  Management believes that this operating metric provides meaningful supplemental information to both management and investors and confirms UTMD’s continued excellent financial performance.

UTMD’s non-US GAAP adjusted consolidated EBITDA is the sum of the following elements in the table below, each of which is a US GAAP number:

	1Q 2020	1Q 2019
EBT	$3,988	$4,137
Depreciation Expense	175	179
Femcare IIA Amortization Expense	512	520
CSI IIA Amortization Expense	1,105	737
Other Non-Cash Amortization Expense	13	14
Stock Option Compensation Expense Interest Expense	23 -	28 -
Remeasured Foreign Currency Balances	(44)	50
UTMD non-US GAAP EBITDA:	$5,772	$5,665

Net Income (NI).

NI in 1Q 2020 of $3,140 was essentially the same as NI of $3,139 in 1Q 2019. The average consolidated income tax provisions (as a percent of EBT) in 1Q 2020 and 1Q 2019 were 21.3% and 24.1%, respectively. The income tax provision for 1Q 2020 was $114 lower than it would have been using the 1Q 2019 rate. The lower combined tax provision rate resulted from a lower U.S. GILTI tax estimate on foreign earnings (included by Congress in the December 2017 TCJA), and a shift in taxable income of foreign subsidiaries with differing income tax rates. The income tax provision rate for the full year of 2019 at 20.9% was closer to the 1Q 2020 provision rate.

Earnings per share (EPS).

EPS in 1Q 2020 were practically the same as in 1Q 2019, consistent with NI because diluted shares used to calculate EPS were only slightly lower.  Diluted shares were 3,724,156 in 1Q 2020 compared to 3,738,373 in 1Q 2019.  The lower diluted shares in 1Q 2020 were the combined result of 5,000 shares repurchased in May 2019 and 80,000 shares repurchased in March 2020, offset by employee option exercises, a new employee option award of 26,300 shares in late March 2020 and a higher dilution factor for unexercised options due to a higher share price. The number of shares used for calculating EPS was higher than ending shares because of a time-weighted calculation of average outstanding shares plus dilution from unexercised employee and director options. In other words, the main benefit to EPS from the March share repurchase will not occur until 2Q 2020.

Outstanding shares at the end of 1Q 2020 were 3,642,431 compared to 3,721,757 at the end of calendar year 2019. The difference was due to the 80,000 share repurchase less 674 shares in employee option exercises during 1Q 2020. For comparison, outstanding shares were 3,722,706 at the end of 1Q 2019. The total number of outstanding unexercised employee and outside director options at March 31, 2020 was 77,315 at an average exercise price of $64.71, including shares awarded but not yet vested.  This compares to 57,350 unexercised option shares at the end of 1Q 2019 at an average exercise price of $57.90/ share, including shares awarded but not vested.

The number of shares added as a dilution factor in 1Q 2020 was 17,313 compared to 16,326 in 1Q 2019. In March 2020, 26,300 option shares were awarded to 48 employees at an exercise price of $77.05 per share. No options were awarded in 2019.  UTMD paid $1,042 ($0.280/share) in dividends to stockholders in 1Q 2020 compared to $1,027 ($0.275/ share) paid in 1Q 2019. Dividends paid to stockholders during 1Q 2020 were 33% of NI.

In March 2020, UTMD repurchased 80,000 of its shares in the open market at $80.32/ share. In May 2019, UTMD repurchased 5,000 shares at $79.52/ share.  No other shares were repurchased in 2019. The Company retains the strong desire and financial ability for repurchasing its shares at a price it believes is attractive for remaining stockholders. UTMD’s closing share price at the end of 1Q 2020 was $94.05, down 13% from the $107.90 closing price at the end of 2019.  The closing share price at the end of 1Q 2019 was $88.25.

Balance Sheet.

At March 31, 2020 compared to three months earlier at the end of 2019, UTMD cash and investments declined $3.2 million to $39.6 million as a result of $6.4 million use of cash to repurchase 80,000 UTMD shares in the open market, make a $1.0 million payment of cash dividends to stockholders, and invest $0.5 million in new manufacturing tooling and equipment. At March 31, 2020, net Intangible Assets decreased to 40.1% of total consolidated assets from 40.2% on December 31, 2019 because the 1Q 2020 amortization of identifiable intangibles was offset by a lower USD value of remaining OUS intangibles and other fixed assets as a result of a stronger USD at the end of the 1Q 2020 compared to the end of 2019.  Because of the reduction in cash from share repurchases, UTMD’s 15.9 current ratio at December 31, 2019 declined to 13.5 at March 31, 2020. Consolidated Accounts Receivable net of allowances (A/R) declined $0.3 million at March 31, 2020 compared to December 31, 2019.  Thirty percent of the decline was due to lower sales activity in the U.S. near the end of the quarter, and 70% due to a combination of lower sales activity OUS and a stronger USD converting foreign currency A/R.  The average age of trade receivables was 36 days from date of invoice at both March 31, 2020 and December 31, 2019.  Average inventory turns declined from 2.8 in 2019 to 2.4 in 1Q 2020 as part of UTMD’s risk mitigation plan related to the corona virus outbreak.

Financial ratios as of March 31, 2020 which may be of interest to stockholders follow:

1)Current Ratio = 13.5

2)Days in Trade Receivables (based on 1Q 2020 sales activity) = 36

3)Average Inventory Turns (based on 1Q 2020 CGS) = 2.4

4)2020 YTD ROE (before dividends) = 13%

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected.  Risk factors that could cause results to differ materially from those projected include global economic conditions, market acceptance of products, regulatory approvals of products, regulatory intervention in current operations, government intervention in healthcare in general, tax reforms, the Company’s ability to efficiently manufacture, market and sell products, cybersecurity and foreign currency exchange rates, among other factors that have been and will be outlined in UTMD’s public disclosure filings with the SEC.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in over one hundred countries around the world as the standard for obtaining optimal long term outcomes for their patients.  For more information about Utah Medical Products, Inc., visit UTMD’s website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, First Quarter ended March 31

(in thousands except Earnings Per Share)

	1Q 2020	1Q 2019	Percent Change
Net Sales	$ 10,902	$ 10,732	+1.6%
Gross Profit	6,836	6,773	+0.9%
Operating Income	3,863	4,102	(5.8%)
Income Before Tax	3,988	4,137	(3.6%)
Net Income	3,140	3,139	-
Earnings Per Share	$ 0.843	$ 0.840	-
Shares Outstanding (diluted)	3,724	3,738

BALANCE SHEET

(in thousands)	(unaudited) MAR 31, 2020	(audited) DEC 31, 2019	(unaudited) MAR 31, 2019
Assets
Cash & Investments	$ 39,613	$ 42,787	$ 32,665
Accounts & Other Receivables, Net	4,410	4,742	4,910
Inventories	6,757	6,913	7,648
Other Current Assets	443	444	446
Total Current Assets	51,223	54,886	45,669
Property & Equipment, Net	10,628	10,728	10,679
Intangible Assets, Net	41,343	44,173	48,703
Total Assets	$103,194	$109,787	$105,051
Liabilities & Stockholders’ Equity Accounts Payable REPAT Tax Payable Other Accrued Liabilities	$ 1,057 101 2,643	$ 1,098 101 2,249	$ 2,847 85 4,111
Total Current Liabilities	3,801	3,448	7,043
Deferred Tax Liability – Intangibles Long Term Lease Liability Long Term REPAT Tax Payable	2,008 366 2,110	2,239 376 2,110	2,496 405 2,441
Deferred Income Taxes	523	521	491
Stockholders’ Equity	94,386	101,093	92,175
Total Liabilities & Stockholders’ Equity	$103,194	$109,787	$105,051